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June 26, 1998


Bill Sullivan
10 Tokeneke Trail
Darien, CT 06820

Dear Bill:

This letter agreement (the "Agreement") will confirm our decision regarding certain additional compensation arrangements with Oxford Health Plans, Inc. (the "Corporation") and clarify your roles and responsibilities in connection with your continued employment with the Corporation.

On March 30, 1998, the Corporation granted you 200,000 options to acquire common stock of the Corporation ("Options"), and subject to the approval of certain amendments to the Corporation's 1991 Stock Option Plan (the "Plan") by the Corporation's stockholders at the Corporation's 1998 Annual Meeting (the "Meeting"), an additional 100,000 Options to be granted on the date of the Meeting, in each case under the terms and conditions of the Plan. In the event that the Corporation's stockholders fail to approve such Amendments, the Corporation shall make a mutually acceptable alternative compensation arrangement, providing comparable economic value to you.

Upon your execution of this Agreement, the Corporation will provide you with a loan of $750,000, bearing the lowest interest permitted by federal law to avoid the imputation of income; provided, that the principal and interest of such loan will be forgiven if you remain employed with the Corporation through March 1, 1999; provided, further, that the full amount of the outstanding principal and interest shall be due and payable in full on your employment termination date, in the event your employment with the Corporation is terminated by the Corporation for Cause or by you without Good Reason (each as defined in your employment agreement with the Corporation, dated as of August 14, 1996, and amended as of February 23, 1998, (the "Employment Agreement")) anytime prior to March 1, 1999. However, should your employment be terminated without Cause by the Corporation, or if you should die prior to March 1, 1999, the repayment of the $750,000 loan with interest will be waived.

Your annual compensation and bonus under the Employment Agreement will be as recommended by me and approved by the Compensation Committee of the Board of Directors. In addition, during the Term of your employment (as defined in the
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Bill Sullivan                                                             Page 2


Employment Agreement) and thereafter, the Corporation shall continue to provide you with no less favorable director and officer indemnification and insurance coverage than such coverage in effect from time to time for the directors and officers of the Corporation, subject to the availability of such insurance at a reasonable cost to the Corporation, and provided further that such director and officer insurance need not be provided for a period longer than 6 years following your Date of Termination (also as defined in your Employment Agreement).

In exchange for the above special option grants, and loan, you hereby acknowledge your understanding (i) of the new organizational structure of the Corporation, including the fact that you now report to the Chief Executive Officer of the Corporation and (ii) that you will have new responsibilities focusing on external constituencies (including but not limited to Accounts/Sales, Provider Relationships, and the representation of the Corporation as President to outside parties).

By signing below, you hereby agree and consent to the above changes, and acknowledge that such changes shall not give you "Good Reason" (as defined in the Employment Agreement) to terminate your employment with the Corporation.

Sincerely,




Norman C. Payson
Chief Executive Officer

Agreed and accepted:




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Bill Sullivan
Date: